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                                                                EXHIBIT 10.15


                           [Graphix Zone Letterhead]



                                 March 25, 1996

Melissa Orr
12 Padua Court
Newport Beach, California 92657

Dear Melissa,

This letter will confirm our offer to have you join Graphix Zone as Vice President - World Wide Sales. In this position you will report directly to me and be responsible for all sales activity of the combined Graphix Zone and Star Press companies.

We will offer you a base salary of $4,230.77 per pay period (26 pay periods), with a non-refundable draw on commission of $10,000.00 to be earned ratably during calendar year 1996. We anticipate that you will earn a total of $40,000.00 in commission during the next 9 months as your target commission earned. Commission will be paid to you at the rate of 1% of all sales, commencing April 1, 1996 through 12/31/96 that exceed $8,000,000.00.

Additionally, we will offer you 6 months severance should you be terminated by the company for any reason other than just cause. Furthermore, we will recommend to our Board of Directors that you be granted stock options on 25,000 shares of common stock under our existing Stock Option Plan.

Medical, dental and visual benefits are provided for full time employees on the first of the month after thirty days of employment.

Melissa, I look forward to having you join us no later than April 15, 1996.

Sincerely,



/s/ NORM BLOCK
Norm Block
Chief Operating Officer



Accepted:  /s/ MELISSA ORR 3/25/96
          -------------------------
           Melissa Orr

cc: Jill Lewis